Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-54042, 333-45732, 333-39860, 333-36640, 333-36618, 33-50860, 33-50862, 33-50864, 33-57734, 33-78804, 33-92312, 33-95288, 333-22631, 333-26857, 333-28745, 333-28675, 333-40671, 333-46259, 333-78553, 333-78551, 333-60764, 333-53705, 333-53707 and 333-87984) of ePresence, Inc. of our report dated February 1, 2001 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 1, 2001 relating to the financial statement schedule, which appears in this Form 10-K.

/s/  PricewaterhouseCoopers LLP

March 28, 2003